THE STATE CORPORATION COMMISSION
                      OF THE STATE OF KANSAS


Before Commissioners:    Susan M. Seltsam, Chair
                         F. S. Jack Alexander
                         Timothy E. McKee


In The Matter Of The Application Of     )
Southwestern Public Service Company For )    Docket No. 193,653-U
A Certificate Pursuant To K.S.A. 66-125.)

                      ORDER AND CERTIFICATE

     NOW comes the above-captioned matter before the State

Corporation Commission of the State of Kansas (Commission) for

consideration and determination.  Having reviewed its files and records and being duly advised in the premises, the Commission finds and concludes as follows:

                            BACKGROUND

     1.   On November 9, 1995, Southwestern Public Service

Company (SPS) filed an application requesting authority from the

Commission to issue and deliver 100 shares of SPS common stock,

$1.00 par value, to M-P New Co. (Newco).

     2.   The purpose of the transfer is to facilitate the merger

of SPS, Newco, and SPS Merger Corp., a New Mexico corporation and wholly owned subsidiary of Newco.

     3.   The Merger Agreement provides for the Merger of SPS

Merger Corp. with and into SPS pursuant to the laws of New

Mexico, with SPS to be the surviving corporation of the merger.

Each share of SPS Merger Corp. outstanding immediately before the merger will be converted into one share of SPS Common Stock.  As a result SPS will become a wholly owned subsidiary of Newco.

     4.   SPS must deliver to Newco appropriate certificates

representing the number of shares of SPS common stock resulting from the conversion of SPS Merger Corp. common stock into SPS

Common Stock.  Such certificates are securities within the

definition of K.S.A. 66-125 and require the Commission's

authorization.

     5.   The proposed securities transactions are necessary and

required.

                     FINDINGS AND CONCLUSIONS

     6.   The Commission finds and concludes that SPS is a

corporation duly organized under the laws of the State of New

Mexico, having its principal office in Amarillo, Texas.  The

Commission further finds that SPS is a public utility engaged in the business of generating, distributing, and selling electric energy to the public within the meaning of the Kansas Statutes,

Rules and Regulations, and is therefore subject to the

jurisdiction of the Commission.  SPS serves the public in various parts of New Mexico, Texas, Oklahoma, and Kansas.

     7.   The Commission notes that K.S.A. 66-125(b)(1)(A)

through (B) sets forth the information required to be provided to the Commission in order for the Commission to issue a

certificate.  The Commission finds that the above information satisfies the requirements of the statute.  Therefore, the

Commission shall issue its certificate permitting SPS to issue and deliver 100 shares of common stock, $1.00 par value of M-P

New Co.

     8.   The Commission finds that granting SPS authority to

issue and deliver the above described shares of common stock does not reduce or restrict the Commission's authority over the

security issuances for the following reasons:  1) approval of a securities filing does not guarantee the utility and specific rate treatment; and 2) if the utility uses the proceeds to

acquire additional utility property, the Commission retains its authority to investigate the effect of the transaction on Kansas ratepayers.

     9.   The Commission concludes that in order to remain fully

informed of SPS' debt and equity financing activities, SPS shall be required to file the details of the transaction with the

Commission as soon as possible after closing.  The information should include the type of security sold, amount of capital

raised through the sale, specific terms and conditions of the instrument, and the general use of the proceeds.  Each filing should be addressed to the Executive Director and reference this docket number.

     IT IS, THEREFORE, BY THE COMMISSION CONSIDERED AND

CERTIFIED:

     1.   SPS has requested authority to issue and deliver 100

shares of common stock, $1.00 par value to M-P New Co.;

     2.   The statements contained in SPS' Application and

otherwise provided to Staff (so far as required by law to be contained therein) have been ascertained to be true;

     3.   The authority requested by SPS in its Application may

be granted without a hearing.

     IT IS, THEREFORE, BY THE COMMISSION ORDERED THAT:

     The authority requested by SPS in its Application shall be and is hereby granted in full.  SPS is hereby issued the

certificate as set forth in this Order and Certificate with

respect to the issuance of 100 shares of common stock in

accordance with K.S.A. 66-125.

     The parties have fifteen (15) days from the date of this

Order, plus an additional three (3) days, if service of this

Order is by mail, to file for reconsideration regarding the

decision herein.

     The Commission retains jurisdiction of the subject matter

and the parties for the purpose of entering such further order or orders as it may deem necessary and proper.

     BY THE COMMISSION IT IS SO ORDERED.

     Seltsam, Chr.; Alexander, Com.; McKee, Com.

     Dated:  November 28, 1995





                                        /s/
                                        JUDITH McCONNELL
                                        EXECUTIVE DIRECTOR

CGA:tdh